 <SUBMISSION-INFORMATION-FILE> <TYPE> 3 <DOCUMENT-COUNT> 1 <SROS> NONE <FILER> <CIK> 0001081751 <CCC> #MD7FUEK </FILER> <PERIOD> 12/31/2000 <DOCUMENT> <TYPE> 3 <TEXT> U.S. SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 FORM 3 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or

Section 30(f) of the Investment Company Act of 1940 ________________________________________________________________________________ 1. Name and Address of Reporting Person* Lovato, Jr. George -------------------------------------------------------------------------------- (Last) (First) (Middle) 303 San Mateo NE, Suite 104A -------------------------------------------------------------------------------- (Street) Albuquerque, NM 87108 -------------------------------------------------------------------------------- (City) (State) (Zip) ________________________________________________________________________________ 2. Date of Event Requiring Statement (Month/Day/Year) June 28, 2000 ________________________________________________________________________________ 3. IRS Identification Number of Reporting Person, if an Entity (Voluntary) ###-##-#### ________________________________________________________________________________ 4. Issuer Name and Ticker or Trading Symbol Americana Publishing, Inc. APBH ________________________________________________________________________________ 5. Relationship of Reporting Person to Issuer (Check all applicable) [X] Director [X] 10% Owner [X] Officer (give title below) [_] Other (specify below) CEO and Chairman ________________________________________________________________________________ 6. If Amendment, Date of Original (Month/Day/Year) ________________________________________________________________________________ 7. Individual or Joint/Group Filing (Check applicable line) [X] Form Filed by One Reporting Person [_] Form Filed by More than One Reporting Person ================================================================================ Table I -- Non-Derivative Securities Beneficially Owned ================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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Common Stock                            2,254,000                     D
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        * If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print of Type Responses) (Over) FORM 3 (continued) Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities) ================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Explanation of Responses: /s/ George Lovato, Jr. February 8, 2001 --------------------------------------------- ----------------------- **Signature of Reporting Person Date

        ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a). Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure. (Print of Type Responses) Page 2 EDGARLink 7.0 (8/00) Ver. 3.1